Exhibit 99.1
EDDIE BAUER ANNOUNCES PLANS TO OFFER CONVERTIBLE NOTES
REDMOND, WA, March 28, 2007—Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) announced today that it plans to offer approximately $75 million aggregate principal amount of convertible senior notes due 2014 in a private offering, subject to market and other conditions.
The notes will pay interest semiannually and will be convertible upon the occurrence of specified events into cash, shares of Eddie Bauer common stock or a combination of cash and shares of Eddie Bauer common stock, at a conversion rate to be determined. Prior to the expiration of the ownership limitations currently contained in Eddie Bauer’s certificate of incorporation, Eddie Bauer must pay cash in settlement of any converted notes. The notes will be guaranteed by certain of Eddie Bauer’s domestic subsidiaries, including its primary operating subsidiary Eddie Bauer, Inc. The notes will not be callable at the option of Eddie Bauer but holders will have the right to require Eddie Bauer repurchase their notes at a price equal to par plus accrued and unpaid interest in the event of certain fundamental changes including certain change of control transactions. The notes will be senior unsecured obligations of Eddie Bauer and will rank equally in right of payment with all existing and future senior unsecured indebtedness of Eddie Bauer.
Eddie Bauer intends to use the proceeds from the offering to repay a portion of the borrowings outstanding under Eddie Bauer Inc.’s term loan agreement which is expected to be amended and restated concurrently with the note offering. The amendment and restatement of the term loan agreement is a condition to closing of the notes offering.
The notes, the subsidiary guarantees and the underlying shares of common stock have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. This offering will be made only to qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
About Eddie Bauer
Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells casual sportswear and accessories for the modern outdoor lifestyle. Eddie Bauer believes the Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at approximately 394 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com and www.eddiebaueroutlet.com. Eddie Bauer also participates in joint venture partnerships in Japan and Germany and has licensing agreements across a variety of product categories.
Forward-looking Statements
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements. The planned offering of notes is subject to market conditions and other factors and no assurance can be given that the offering will be completed.
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